Sub-Item 77O Rule 10f-3 Transaction
DREYFUS PREMIER FIXED INCOME FUNDS -DREYFUS PREMIER CORE BOND FUND

On September 6, 2007, Dreyfus Premier Core Bond Fund (the "Fund"), a series of Dreyfus Premier Fixed Income Funds (the "Trust") purchased $1,325,000 of a corporate bond issued by Lowes Companies 5.6% maturing on 9/15/2012, Cusip# 548661CM7 at a purchase price of $99.831 per unit (the “Bonds”). The Bonds were purchased from an underwriting syndicate of which the Bank of New York/Capital Markets Inc. ("BNY Capital Markets"), an affiliate of the Fund, was a member. BNY Capital Markets received no benefit in connection with the transaction. The following is a list of the syndicate's primary members:

JP Morgan
Merrill Lynch
Wachovia Securities
Banc of America Securities
BB&T Capital Markets
BMO Nesbitt Burns
BNP Paribas
BNY Capital Markets
Fifth Third Securities
HSBC Securities
Morgan Keegan
Natcity Investments
SunTrust
Robinson Humphrey
US Bancorp Investments
Wedbush Morgan Securities
Wells Fargo

Accompanying this statement are materials presented to the Board of Trustees of the Trust, which ratified the purchase as in compliance with the Fund's Rule 10f-3 Procedures, at the Trust's Board meeting held on November 6, 2007.